Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES SECOND QUARTER AND SIX MONTHS FINANCIAL RESULTS AND CONFERENCE CALL

Net Income increased 189.6% Over The Same Period In 2010

Revenue Increased 16.3% to $7.84 million For The Quarter

Conference Call Scheduled For July 14, 2011 At 10:00 AM CDT

ARMSTRONG, IOWA, July 13, 2011 – Art’s Way Manufacturing Co., Inc. (NASDAQ:ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services announces its financial results for the three and six months ended May 31, 2011.

Additionally, the Company has scheduled a conference call for Thursday, July 14, 2011 at 10:00 AM Central to discuss the results and other information material to the Company’s business.

What: Art’s Way Manufacturing Second Quarter & Six Month Financial Results

When: July 14, 2011 10:00 AM CDT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s Way Manufacturing, will be leading the call and discussing second quarter and six month financial results and an outlook for the balance of 2011.

Financial Highlights For the Three and Six Months Ended May 31, 2011:

●	Net Income for the three months ended May 31, 2011 increased 189.6% over the same period in 2010.
●	Net sales for the three months ended May 31, 2011 were $7.84 million.
●	Operating Income for the three months ended May 31, 2011 increased 158.8% over the same period in 2010.
●	Net sales for the six months ended May 31, 2011 increased 1.50% over the same period in 2010.

	For the Three Months Ended (Consolidated)
	May 31, 2011	May 31, 2010	Change
Revenue	$7,845,150	$6,748,178	16.3%
Operating Income	$548,175	$211,854	158.8%
Net Income	$290,749	$100,480	189.6%
EPS (Basic)	$0.07	$0.03
EPS (Diluted)	$0.07	$0.03
Weighted Avg. Shares Outstanding:
Basic	4,017,852	3,991,586
Diluted	4,047,678	4,006,068

	For the Six Months Ended (Consolidated)
	May 31, 2011	May 31, 2010	Change
Revenue	$12,509,488	$12,328,019	1.50%
Operating Income (Loss)	$(110,781)	$335,281	-133.0%
Net Income (Loss)	$(193,828)	$134,905	-243.7%
EPS (Basic)	$(0.05)	$0.03
EPS (Diluted)	$(0.05)	$0.03
Weighted Avg. Shares Outstanding:
Basic	4,014,102	3,990,975
Diluted	4,014,102	4,000,216

Revenue: Our consolidated corporate sales for the three- and six-month period ended May 31, 2011 were approximately $7,845,000 and $12,509,000, respectively, compared to $6,748,000 and $12,328,000 during the same respective periods in 2010, a $1,100,000 increase for the quarter and $181,000 increase year-to-date, or 16.3% and 1.50% increases, respectively.

Art’s Way Manufacturing, our agricultural products segment, had revenue for the three months ended May 31, 2011 of $6,664,000, compared to $4,606,000 during the same period of 2010, a 44.7% increase.   Year-to-date sales were up to $10,321,000, from $8,202,000 as of May 31, 2010, an increase of $2,119,000, or 25.8%.  The quarter ended May 31, 2011 and year-to-date beet harvester sales increased by approximately $1,500,000 and $1,800,000, respectively.  This was due to a change in our production schedule which moved the beet harvesting equipment onto dealer lots earlier in the selling season.    We expect total beet harvester sales for fiscal 2011 to be comparable to total beet harvester sales in fiscal 2010. Other various increases to whole goods and service part items contributed to the residual changes in sales for the quarter ended May 31, 2011 and year-to-date 2011.  Gross margin for the quarter ended May 31, 2011 was 28.3% compared to 25.8% for the same period in 2010.  The quarter ended May 31, 2011 gross margin increase was due to increased service parts sales which have higher margins. The year-to-date gross margin was 24.0% compared to 26.8% as May 31, 2010. The year-to-date margin decrease was attributable to higher steel costs that impacted the margin on sales from prior year whole goods sales orders.

Art’s Way Vessels, our pressurized vessels segment, had revenue for the three months ended May 31, 2011 of $402,000, compared to $480,000 for the same period in 2010, a 16.3% decrease. Year-to-date sales were $965,000, compared to $743,000 as of May 31, 2010, a 29.9% increase. We hired a Production Manager on February 17, 2011.  He has been with us one quarter during which time he has improved our overall shop flow and cleanliness, and has improved our ability to track cost and revenue on a per-job basis. While we have not seen an immediate financial impact, we feel his addition was imperative.  Over time, we anticipate manufacturing costs will decline and that margins will subsequently increase.  In addition, we believe it will allow our General Manger at Vessels to focus on sales opportunities.  Gross margin for the quarter ended May 31, 2011 was -10.8% compared to 12.8% for the same period in 2010.  Year-to-date gross margin was -15.4% compared to -4.1% as May 31, 2010.

Art’s Way Scientific, our modular buildings segment, had revenue for the three months ended May 31, 2011 of $779,000, compared to $1,662,000 for the same period in fiscal 2010, a 53.1% decrease. Year-to-date sales were $1,224,000 in fiscal 2011, compared to $3,383,000 for the same period in 2010, a 63.8% decrease. We believe the modular buildings sales have been sluggish and erratic due to general economic conditions.  Many of Scientific’s customers are government entities or universities that are experiencing budget cuts. A majority of these customers applied for federal grant money, but did not receive the necessary award amounts to proceed with the projects as quoted.  We are now working with those customers who are scaling their projects back to meet their funding requirements.  We are focusing our sales activities on entities that do not rely of governmental funding.  During the second quarter we attended the World Dairy Expo and the National Jersey Convention and received a favorable response to our newly configured 50 head calf barn.  Our backlog in Scientific remains lower when compared to last year but continues to climb and we continue our focus on growing this segment. Gross margin for the quarter ended May 31, 2011 was -14.7% compared to 19.2% for the same period in 2010.  Year-to-date gross margin was 8.3% compared to 21.4% as May 31, 2010. These decrease can be attributed to the smaller sales volume.

Income: Consolidated operating income increased 158.8%, from $212,000 to $548,000, for the three months ended May 31, 2011, while net income for the three months ended May 31, 2011 increased 189.6%, from $100,000 to $291,000. Operating income for the six months ended May 31, 2011 decreased 133.0%, from $335,000 to a loss from operations of $111,000.  For the six months ended May 31, 2011 we incurred a net loss of $194,000 compared to net income of $135,000 for the six months ended May 31, 2010.

Earnings per Share: Earnings per basic share increased from $0.03 to $0.07, for the three months ended May 31, 2011. Earnings per basic share decreased from $0.03 to $-0.05, for the six months ended May 31, 2011.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “We are very encouraged by our strong second quarter results with Art’s Way Manufacturing, but continue to be disappointed with the Vessels and Scientific subsidiaries. Both Vessels and Scientific are working very hard and diligently to improve both top and bottom lines and we believe in the next few quarters that hard work will prove fruitful. On June 22, 2011 we signed a non-binding Letter of Intent to acquire the assets of Imperial Steel Tank Company and we hope to close that deal this summer. Imperial is an established vessels manufacturer with an outstanding customer service reputation who has been in business since 1952 and has built a solid revenue base of approximately $2.5 million per year. We anticipate this new business will be fully accretive and will help us grow our vessels business on a greater scale and further develop the Art’s Way brand.”

“As previously stated, the lack of Scientific’s revenue is because many of their customers are government entities and universities struggling to find funding and facing budget cuts.  On the positive side, we continue to have interest in Scientific’s modular laboratories, and, as a result of the lack of funding, customers are turning to Scientific for leasing alternatives. We currently have three laboratories leased and are building more for the express purpose of leasing.  We believe this will allow us to generate revenue from the lease and sell the facility when funding becomes available or re-lease for another project.”

“As for Art’s Way Manufacturing, its sales, net income and operating income were impressive. Our performance reflects the proficient execution of our strategic business plan plus strong demand for our unique agricultural machinery and equipment. We expect to continue to build on our momentum and will continue to manage the level and productivity of our inventory, control expenses and limit capital expenditures while focusing on providing superior customer service and maintaining strong client relationships.”

“Looking forward, the global agricultural sector continues to remain in turmoil which will provide an outstanding opportunity for North American farmers.  Even though the U.S. economy has been going through a soft patch in the first and second quarters, it continues to shows signs of recovery. The North American agricultural sector is solid, our agricultural products business fundamentals remain exceptionally strong and we believe the Company is well positioned to surge forward in the coming quarters.”

“I want to thank all of our dedicated and hard working employees and our loyal shareholders for their support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact: Jim Drewitz, Investor Relations
830-669-2466 Jim Drewitz

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) the expected annual revenue for beet harvesters; (ii) the anticipated benefits from hiring a Production Manager for our pressurized vessels segment; (iii) expected opportunities for our modular buildings segment with customers who do not rely on government funding and customers pursuing leasing alternatives, and our intent to continue to grow that segment; (iv) our beliefs regarding improvements in sales and operating results and our position for growth opportunities; (v) the increase in demand for farming equipment, pressurized vessels and modular science laboratories; (vi) our expectations regarding the completion, timing, and impact of our potential acquisition of Imperial Steel Tank Company; and (vii) our continued efforts to grow sales, manage inventory and variable costs, and make investments designed to fuel future growth, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to: quarterly fluctuations in results; customer demand for the Company's products; domestic and international economic conditions; the strength of agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; the risk that our acquisition of Imperial Steel Tank Company will not close or will be delayed; the risk that, if the acquisition of Imperial Steel Tank Company is completed, the revenues attributable to the acquired assets will not be consistent with that company’s historical revenues, or that the proposed acquisition will not otherwise yield the benefits that we expect; unexpected effects from changes to our production schedule; and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.  We do not intend to update forward-looking statements other than as required by law.

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